Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 9, 2012, with respect to the consolidated financial statements of SuperCom Ltd. (formerly: "Vuance Ltd.") and subsidiaries as of December 31, 2011 and for each of the two years ended December 31, 2011, included in the Annual Report on Form 20-F of SuperCom Ltd. for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of SuperCom Ltd. on Forms S-8 (File No. 333-121231 and File No. 333-175785).

/s/FAHN KANNE & CO. GRANT THORNTON ISRAEL
Tel Aviv, Israel
July 3, 2013